  Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-262496

ARK VENTURE FUND

Supplement dated February 28, 2025

to the Prospectus for ARK Venture Fund (the “Fund”) dated November 27, 2024.

This Supplement updates certain information contained in the Prospectus with respect to the Fund. You may obtain a copy of the Fund’s Prospectus free of charge, upon request, by calling toll-free 888-511-2347, accessing the Fund’s website at ark-ventures.com/funds/arkvx, or by writing to ARK Investment Management LLC, 200 Central Avenue, Suite 220, St. Petersburg, Florida 33701.

Effective immediately, the Fund’s Prospectus is revised as follows:

The first paragraph of the section entitled “PLAN OF DISTRIBUTION” on pages 4-5 of the Prospectus is hereby replaced with the following:

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101 (the “Distributor”), serves as the Fund’s principal underwriter and acts as the distributor of the Fund’s Shares on a best-efforts basis, subject to various conditions. The Fund’s Shares are offered for sale through the Distributor at NAV. The Distributor may also enter into broker-dealer selling agreements with other broker-dealers for the purchase and repurchase of the Fund’s Shares. Such broker-dealers are authorized to designate other intermediaries to receive purchase orders and repurchase requests on the Fund’s behalf. Customer purchase orders will be priced at the Fund’s NAV next computed after they are received by an authorized broker-dealer or the broker-dealer’s authorized designee.

The third paragraph of the section entitled “PLAN OF DISTRIBUTION” on pages 4-5 of the Prospectus is hereby replaced with the following:

The Fund’s Shares are primarily offered and distributed by the Distributor and its associated persons through investment platforms and financial intermediaries. The Fund will be deemed to have received a purchase order or repurchase request when an authorized broker-dealer or, if applicable, a broker-dealer’s authorized designee, receives the order or request.

The first paragraph of the section entitled “PLAN OF DISTRIBUTION” on page 50 of the Prospectus is hereby replaced with the following:

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101 (the “Distributor”), serves as the Fund’s principal underwriter and acts as the distributor of the Fund’s Shares on a best-efforts basis, subject to various conditions. The Fund’s Shares are offered for sale through the Distributor at NAV. The Distributor may also enter into broker-dealer selling agreements with other broker-dealers for the purchase and repurchase of the Fund’s Shares. Such broker-dealers are authorized to designate other intermediaries to receive purchase orders and repurchase requests on the Fund’s behalf. Customer purchase orders will be priced at the Fund’s NAV next computed after they are received by an authorized broker-dealer or the broker-dealer’s authorized designee.

The first paragraph of the section entitled “About Investment Platforms” under “PLAN OF DISTRIBUTION” on page 50 of the Prospectus is hereby replaced with the following:

The Fund’s Shares being offered hereby will be primarily offered and distributed by the Distributor and its associated persons through investment platforms and financial intermediaries. The Fund will be deemed to have received a purchase order or repurchase request when an authorized broker-dealer or, if applicable, a broker-dealer’s authorized designee, receives the order or request.

The first paragraph of the section entitled “Transactions Through Your Financial Intermediary” under “PLAN OF DISTRIBUTION” on page 51 of the Prospectus is hereby replaced with the following:

Shareholders may invest in the Fund through a financial intermediary. Your financial intermediary is responsible for ensuring that your order is made in accordance with the subscription procedures described above under “How to Purchase Shares.” Such financial intermediaries are authorized to designate other intermediaries to receive purchase orders and repurchase requests on the Fund’s behalf. Purchases through a financial intermediary does not affect these subscription procedures.

Please retain this supplement for future reference.